UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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3D SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This Proxy Statement Supplement (the “Supplement”), dated April 30, 2026, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by 3D Systems Corporation (the “Company”) with the Securities and Exchange Commission on April 8, 2026, for use in connection with the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 14, 2026, at 1:00 p.m., Eastern Time, via live webcast at www.proxydocs.com/DDD. This Supplement is being filed to (i) provide an update on the voting recommendations of Institutional Shareholder Services Inc. (“ISS”) with respect to the proposals to be voted on at the Annual Meeting, (ii) provide an update regarding an amendment to the Company’s Amended and Restated By-Laws (the “By-Laws”), and (iii) correct an inadvertent error in the Proxy Statement concerning the number of shares of the Company’s Common Stock outstanding as of the record date.

333 Three D Systems Circle
Rock Hill, South Carolina 29730

Update on ISS Voting Recommendations

On April 15, 2026, ISS published its voting recommendations with respect to the proposals to be voted on at the Annual Meeting. ISS recommended that stockholders vote FOR all nine director nominees (Proposal 1), FOR the advisory vote to approve named executive officer compensation (Proposal 2), FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 3), and FOR the approval of the amendment to our Certificate of Incorporation to increase the total number of authorized shares of our Common Stock (Proposal 4).

ISS recommended that stockholders vote AGAINST Proposal 5, the Equity Plan Proposal, citing concerns regarding plan cost, burn rate, share recycling and broad discretion to accelerate vesting. Our Board of Directors disagrees with the ISS recommendation and continues to unanimously recommend that stockholders vote FOR Proposal 5, the approval of the amendment and restatement of the 2015 Incentive Plan (the “Equity Plan Proposal”). Our Board of Directors believes that approval of the Equity Plan Proposal supports the Company’s business strategy and is critical to the Company’s ability to attract, retain and motivate the talent necessary to execute on the Company’s strategic objectives. The commentary below provides supplemental information for our stockholders to consider as they vote their shares:

Our cost restructuring strategy would be impaired. The Company did not pay a bonus under its 2025 Annual Bonus Program to its senior executives and other employees and is completing the execution of a cost restructuring plan which began in early 2025. A critical part of our strategy is having the right talent to lead the Company during this period. Our CEO and President employs and continues to selectively hire senior executives to support his team in driving the Company’s performance and creating stockholder value. The compensation packages for these senior executives generally include equity awards with a meaningful amount of performance-based equity awards to align their interests with the long-term interests of the Company and our stockholders. Sustaining equity capacity and issuing equity awards - including performance-based equity awards aligned with stockholder interests - has been and will be instrumental to retain and motivate senior executives and other employees during this transformation.

In order to attract and retain top-tier talent, incentives such as equity awards are required to remain competitive, and without the ability to grant equity awards, our cost restructuring strategy would be impaired. For example, if we are unable to grant equity, we may need to provide cash-settled awards to certain key senior executives and other employees, which could potentially delay our investments in other strategic priorities such as investments in efficiency, enhancing IT systems and in innovative new products and materials to improve sales.

New hire and retention equity awards would not be possible after the first quarter of 2027. If the Equity Plan Proposal is not approved by stockholders, the Company anticipates the 2015 Incentive Plan will exhaust its reserve of shares of Common Stock for issuance under the 2015 Incentive Plan during the first quarter of 2027. The Company regularly grants new hire and retention awards to new and existing officers and other employees below the senior executive level and generally grants annual equity awards to non-employee directors and its senior executives during the second quarter of each calendar year. If stockholders do not approve the Equity Plan

Proposal, we will not have shares available under the 2015 Incentive Plan to grant equity awards to these senior executives and other new senior leaders, as well as annual awards for senior executives and non-employee directors beginning in the second quarter of 2027. As a result, the Company may need to replace some or all of these equity awards with cash or cash-settled awards.

Without shares to grant new awards via the 2015 Incentive Plan, the Company will likely need to utilize additional cash-based incentive awards to attract, retain and motivate employees, officers, non-employee directors, consultants and advisors. Our Board of Directors believes that equity-based awards under the Amended and Restated 2015 Incentive Plan, following stockholder approval of the Equity Plan Proposal, would be a far better means of attracting, retaining and motivating the talent necessary to execute on the Company’s strategic objectives without depleting the Company’s cash, which will also be necessary for the accomplishment of such strategic objectives.

Our burn rate and equity awards outstanding have been decreasing. In 2025, we also reduced both the burn rates and the amount of outstanding equity awards while achieving significant operating expense reductions compared to 2024. Our 2025 three-year average burn rate and outstanding equity awards were 2.76% and 5,125,851, respectively, compared to 2.98% and 6,602,000 at our 2024 annual stockholder meeting, when the Company’s stockholders last voted to increase the number of shares available for issuance under the 2015 Incentive Plan.

Accordingly, we strongly encourage our stockholders to vote FOR the approval of the amendment and restatement of the 2015 Incentive Plan (Proposal 5).

Amendment to By-Laws

On April 28, 2026, our Board of Directors adopted Amended and Restated By-Laws of the Company, effective immediately, to amend Section 2.07 thereof to more closely conform to the language set forth in Section 216(2) of the Delaware General Corporation Law, and the Company filed a Current Report on Form 8-K on April 30, 2026 (the “Form 8-K”) to disclose such amendment. This amendment to the By-Laws is merely clarifying in nature and does not represent a substantive change to the Company’s stockholder voting standard with respect to any type of matter or proposal. Please see the Form 8-K for further information.

Correction to the Number of Shares Outstanding as of the Record Date

Due to an inadvertent error, the Proxy Statement filed on April 8, 2026 reflected 146,058,979 shares of our Common Stock issued and outstanding as of the record date for the Annual Meeting (March 23, 2026). The correct number of shares of our Common Stock issued and outstanding on the record date for the Annual Meeting was 146,057,215.

Continued Engagement

The Company remains committed to ongoing dialogue with its stockholders and intends to continue its outreach efforts in advance of the Annual Meeting.

We strongly encourage our stockholders to vote FOR the approval of the amendment and restatement of the 2015 Incentive Plan, as well as all other proposals in accordance with the recommendations of our Board of Directors.

Except as specifically provided herein, this Supplement does not amend, revise or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.